Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction
FET (Barbados) SRL	Barbados
FET Holdings LLC	Delaware
FET Finance Ltd.	Cayman Islands
Forum Arabia Limited	Saudi Arabia
Forum B+V Oil Tools GmbH	Germany
Forum Canada ULC	Canada
Forum Energia, Tecnologia, Equipamentos, e Servicos Ltda.	Brazil
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Solutions de Mexico, S. de R.L. de C.V.	Mexico
Forum Energy Technologies (UK) Limited	United Kingdom
Forum Energy Technology (Shanghai) Co., Ltd	China
FET Global Holdings Limited	United Kingdom
Forum Global Tubing LLC	Delaware
Forum International Holdings, Inc.	Delaware
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum Singapore Holdings Limited	United Kingdom
Forum Severe Service Valves LLC	Delaware
Forum US, Inc.	Delaware
Forum Worldwide Holdings Limited	United Kingdom
Global Flow Technologies, Inc.	Delaware
Global Tubing LLC	Delaware
GT Coiled Tubing of Canada ULC	Canada
Multilift Wellbore Technology Limited	United Kingdom
Multilift Welltec LLC	Delaware
Quality Wireline & Cable Inc.	Canada
TGH (US), Inc.	Delaware
Forum Germany Holdings Limited	United Kingdom
Forum Europe Holdings Limited	United Kingdom
Zy-Tech Global Industries, Inc.	Delaware